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                                                           Exhibit 99.23 (d)(vi)

                    Addendum to Management Agreement between
                          Lord Abbett Securities Trust
                                       and
                             Lord, Abbett & Co. LLC
                    Dated: November 1, 2005 (the "Agreement")
                    -----------------------------------------

     Lord, Abbett & Co. LLC ("Lord Abbett") and Lord Abbett Securities Trust, on behalf of its Lord Abbett International Opportunities Fund (the "Fund"), do hereby agree that the annual management fee rate for the Fund with respect to paragraph 2 of the Agreement shall be as follows: 0.75 of 1% of the first $1 billion of the Fund's average daily net assets; 0.70 of 1% of the next $1 billion of such assets; and 0.65 of 1% of such assets in excess of $2 billion.

     For purposes of Section 15 (a) of the Act, this Addendum and the Agreement shall together constitute the investment advisory contract of the Fund.


                                  LORD, ABBETT & CO. LLC


                                  BY:   /s/ Lawrence H. Kaplan
                                       -----------------------------
                                       Lawrence H. Kaplan
                                       Member and General Counsel


                                  LORD ABBETT SECURITIES TRUST


                                  BY:   /s/Christina T. Simmons
                                       -----------------------------
                                       Christina T. Simmons
                                       Vice President & Assistant Secretary